Exhibit 99.1

Viasat Announces First Quarter Fiscal Year 2019 Results

—	Revenue for the first quarter of fiscal year 2019 was $438.9 million, up 15% year-over-year, with all business segments showing growth

—	New contract awards grew 29% year-over-year to $569.7 million

—

Net loss increased and Adjusted EBITDA decreased $25.0 million and $16.2 million, respectively, from the prior year to $34.0 million and $45.0 million (26%), respectively, driven by fixed-cost investments in ViaSat-2 network infrastructure; business infrastructure to support anticipated rapid growth across all segments; and first quarter fiscal year 2019 marketing expenses for Viasat’s residential broadband services

—	Government Systems segment received $302.1 million in new contract awards, with a book-to-bill ratio of 1.6

—	Commercial Networks segment revenues more than doubled, and generated nearly 170% growth in new contract awards year-over-year

—

Satellite Services segment revenues increased both year-over-year and sequentially, driven by continued growth in U.S. residential Average Revenue Per User (ARPU), overall retail subscriber mix, growth in In-Flight Connectivity (IFC) revenue and growing new applications in Community Wi-Fi and enterprise broadband

—	Viasat’s IFC service activated 122 new planes in the first quarter of fiscal year 2019, ending the quarter with 757 commercial aircraft in service

—	Subsequent to the end of the first quarter of fiscal year 2019, Viasat was selected to outfit 100 new American Airlines Airbus A321neo aircraft with its IFC and Wi-Fi entertainment systems

CARLSBAD, Calif., August 9, 2018 – Viasat Inc. (NASDAQ: VSAT), a global communications company, today announced financial results for the fiscal first quarter ended June 30, 2018.

“Our first quarter results signal a promising start toward driving meaningful growth in fiscal year 2019, by capitalizing on the service launch of ViaSat-2 and leveraging prior year research and development (R&D) and infrastructure investments,” said Mark Dankberg, chairman and CEO of Viasat. “All segments contributed to 15% year-over-year revenue growth and even stronger 29% year-over-year new contract awards growth, which together build confidence in sustained or accelerating growth for the fiscal year as a whole. Prior investments in network and business infrastructure create the opportunity for significant margin expansion as we accumulate the benefits of growing revenues in residential, IFC, government, Wi-Fi and enterprise broadband services over the course of the fiscal year.”

Financial Results

(In millions, except per share data)	Q1 FY19	Q1 FY18	Year-Over- Year Change
Revenues	$438.9	$380.0	15.5%
Net loss[1]	$(34.0)	$(9.0)	(276.3)%
Non-GAAP net (loss) income[1]	$(17.5)	$2.5	*
Adjusted EBITDA	$45.0	$61.2	(26.5)%
Diluted per share net loss[1]	$(0.57)	$(0.16)	(256.3)%
Non-GAAP diluted per share net (loss) income[1]	$(0.30)	$0.04	*
Fully diluted weighted average shares[2]	59.2	57.8	2.4%

New contract awards[3]	$569.7	$441.8	28.9%
Sales backlog[4]	$1,629.3	$1,085.8	50.1%

Segment Results

(In millions)	Q1 FY19	Q1 FY18	Year-Over- Year Change
Satellite Services
New contract awards[3]	$153.5	$151.3	1.4%
Revenues	$153.6	$152.2	0.9%
Operating (loss) profit[5]	$(29.9)	$18.8	(258.9)%
Adjusted EBITDA	$34.3	$62.0	(44.8)%

Commercial Networks
New contract awards	$114.1	$42.6	167.9%
Revenues	$95.1	$45.2	110.1%
Operating loss[5]	$(47.0)	$(66.1)	28.9%
Adjusted EBITDA	$(32.7)	$(50.0)	34.6%

Government Systems
New contract awards	$302.1	$247.9	21.8%
Revenues	$190.2	$182.6	4.2%
Operating profit[5]	$24.9	$32.6	(23.5)%
Adjusted EBITDA	$43.5	$49.2	(11.7)%

1 Attributable to Viasat, Inc. common stockholders.

2 As the first quarter of fiscal years 2019 and 2018 financial information resulted in a net loss, the weighted average number of shares used to calculate basic and diluted net loss per share is the same, as diluted shares would be anti-dilutive.

3 Awards exclude future revenue under recurring consumer commitment arrangements.

4 Amounts include certain backlog adjustments due to contract changes and amendments. Backlog does not include anticipated purchase orders and requests for the installation of IFC systems or future recurring in-flight internet service revenues under our commercial in-flight internet agreements in our Commercial Networks and Satellite Services segments, respectively. Starting with the first quarter of fiscal year 2019, upon adoption of ASC 606, our backlog includes contracts with subscribers for fixed broadband services in our Satellite Services segment. Backlog as of June 30, 2017 does not include contracts with our subscribers for fixed broadband services in our Satellite Services segment.

5 Before corporate and amortization of acquired intangible assets.

* Percentage not meaningful.

Expansion of the American Airlines contract

Subsequent to the end of the first quarter of fiscal year 2019, Viasat expanded its relationship with American Airlines and was selected to outfit 100 new American Airlines Airbus A321neo aircraft with its IFC and Wi-Fi entertainment systems. Viasat will also provide logistics support and network monitoring for its systems on these aircraft. Delivery of these airplanes is expected to begin in early 2019.

Adoption of revenue recognition accounting standards codification (ASC) 606, Revenue from Contracts with Customers

Viasat adopted Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (commonly referred to as ASC 606) during the first quarter of fiscal year 2019. This update established ASC 606, Revenue from Contracts with Customers and ASC 340-40, Other Assets and Deferred Costs – Contracts with Customers. The largest impact of the ASC 606 adoption resulted in the recognition of a “day one” $38.3 million asset related to commission costs which were previously expensed primarily in the Company’s Satellite Services segment. This asset will be amortized over the remaining estimated contract lives of the Company’s fixed broadband subscribers. Additional details related to the Company’s adoption of ASC 606 and the impacts to the Company’s financial statements for the first quarter of fiscal year 2019 and comparable periods, can be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed with the Securities and Exchange Commission.

Satellite Services

Near the end of the first quarter of fiscal year 2019, Viasat expanded the geographic areas offering its fastest fixed broadband plans. First quarter of fiscal year 2019 segment revenues of $153.6 million increased year-over-year and sequentially. The anticipated substantial ramp in IFC system installations planned for fiscal year 2019 showed a solid start, with a 33% year-over-year increase in commercial aircraft in service as of June 30, 2018. Year-over-year segment operating margin and Adjusted EBITDA performance reflected higher fixed operating expenses associated with the ViaSat-2 service launch and IFC ramp, as well as sales and marketing costs as the Company expanded its highest-speed ViaSat-2 broadband service offerings into new vertical and geographic markets. Highlights for the quarter include:

•	Fixed broadband services

•

Residential ARPU in the U.S. grew sequentially and by 9% year-over-year to $72.38, reflecting a higher mix of new and existing subscribers choosing Viasat’s highest speed plans, as well as a slightly higher proportion of retail subscribers. At the close of the first quarter of fiscal year 2019, subscribers totaled approximately 577,000, up slightly on a sequential quarter basis.

•

The Satellite Services segment continued to diversify its portfolio. Viasat launched new enterprise service offerings and signed agreements with new master agents to sell enterprise plans nationwide. In addition, the Company officially launched its Community Wi-Fi hotspot business in Mexico and significantly increased its coverage and usage.

•	Mobility services

•

At the close of the first quarter of fiscal year 2019, 757 commercial aircraft were in service using Viasat’s IFC systems, an increase of 122 commercial planes as compared to the end of fiscal year 2018. The Company also expects to install its IFC systems on an additional 854 commercial aircraft under existing contracts – which does not include additional orders obtained subsequent to the close of the first quarter.

•

Viasat’s best-in-class in-flight Wi-Fi service continued to see increased market demand with airline partners gaining in scale and reach. Viasat’s in-flight Wi-Fi service reached new milestones: usage expanded to more than 3,000 commercial flights per day, and personal electronic device internet sessions approached 5 million per quarter.

•	SAS became the first Nordic airline to launch high-speed, high-quality in-flight Wi-Fi using Viasat’s IFC systems.

•	Viasat began testing service on the ViaSat-2 mobility network and successfully completed flights through the Caribbean to the coast of South America and across the Atlantic Ocean.

Commercial Networks

Viasat’s Commercial Networks segment revenues grew significantly in the first quarter of fiscal year 2019, with strong sequential and year-over-year increases of 25% and 110%, respectively. The Company’s scaling IFC equipment business was the primary driver. Segment revenues also benefitted from next-generation broadband contract wins. The strong revenue growth combined with segment operating cost decreases led to narrowed segment operating loss, and Adjusted EBITDA improvement on both a sequential quarter and year-over-year basis. R&D expenses declined sequentially and year-over-year by $3.7 million and $12.4 million, respectively, as the Company’s ViaSat-3 payload program continued to progress into the capital portion of the project. Highlights for the quarter include:

•

In the first quarter of fiscal year 2019, Viasat delivered double the volume of its next-generation IFC systems for commercial aircraft as compared to the fourth quarter of fiscal year 2018, which brought total next-generation IFC system installations to around 200 aircraft across eight commercial airlines.

•	New contract awards rose nearly 170% versus the same period last year, generating a segment book-to-bill ratio of 1.2 and a backlog which is at a three-year record high.

•

Embraer became the first original equipment manufacturer to select Viasat’s next-generation business aviation IFC solution for its Legacy 450 and Legacy 500 executive jets. This agreement marked the first Ka-band IFC line-fit selection for a medium cabin business jet.

•	ViaSat-3 continued to make strong progress marked by another quarter of reduced development expenses as capital build activities continued.

Government Systems

Viasat’s Government Systems segment revenues for the first quarter of fiscal year 2019 were $190.2 million, an increase of 4% year-over-year. Operating profit decreased by 24% to $24.9 million and Adjusted EBITDA decreased by 12% to $43.5 million for the quarter, compared to the prior year period. Lower operating profit and Adjusted EBITDA reflected higher investments in bid and proposal activities, R&D targeted at additional growth opportunities, and the specific product and service mix during the period. Highlights for the quarter include:

•	New contract awards rose 22% year-over-year, with a book-to-bill ratio of 1.6.

•

Next-generation tactical datalink solutions continued to scale, with the first quarter fiscal year 2019 marking record levels of Small Tactical Terminal shipments, including delivery of its 1000th unit.

•

Viasat received an Indefinite Delivery/Indefinite Quantity contract worth up to $42 million from the U.S Air Force for units, maintenance and support services for Viasat’s AN/USQ-140(V) Multifunctional Information Distribution Systems Low Volume Terminals.

•	Viasat enhanced its defense presence in the UK with the acquisition of Horsebridge Defence and Security, a company focused on design, system integration and support of deployable secure networks.

•

Viasat conducted its first international defense-focused ViaSat-2 system demonstration in Canada, showing cloud-based applications and services delivered over Viasat’s secure, resilient, high-capacity satellite system.

Conference Call

Viasat will host a conference call to discuss the first quarter of fiscal year 2019 results. Details follow:

DATE/TIME:	Thursday, August 9, 2018 at 5:00 p.m. Eastern Time
DIAL-IN:	(877) 640-9809 in the U.S.; (914) 495-8528 international
WEBCAST:	investors.viasat.com.
REPLAY:

Available from 8:00 p.m. Eastern Time on Thursday, August 9 until 11:59 p.m. Eastern Time on Friday, August 10 by dialing (855) 859-2056 for U.S. callers and (404) 537-3406 for international callers; conference ID 1996729.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements that refer to opportunities, growth and outlook for fiscal year 2019 and beyond; satellite construction and launch activities; the performance and benefits of our ViaSat-2 and ViaSat-3 class satellites; the expected completion, capacity, service, coverage, service speeds, availability and other features of our satellites, and the timing, cost, economics and other benefits associated therewith; the development and performance of equipment and hardware for the ViaSat-2 and ViaSat-3 class satellite platforms, the timing thereof and the benefits associated therewith; international expansion plans; the realization of IFC investments and the number of IFC systems expected to be installed under existing contracts with commercial airlines; the impacts of new contracts entered into with, and the roll-out, ramp-up and uptake of products and services by, and services to be offered by, our airline partners and other customers. Readers are cautioned that actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ include: our ability to realize the anticipated benefits of the ViaSat-2 and ViaSat-3 class satellites; unexpected expenses related to our satellite projects; our ability to successfully implement our business plan for our broadband satellite services on our anticipated timeline or at all; risks associated with the construction, launch and operation of our satellites, including the effect of any anomaly, operational failure or degradation in satellite performance; our ability to realize the anticipated benefits of our strategic partnership arrangement with Eutelsat; our ability to successfully develop, introduce and sell new technologies, products and services; the number of purchase orders that are submitted and accepted for the installation of IFC systems with respect to aircraft under contract; audits by the U.S. government; changes in the global business environment and economic conditions; delays in approving U.S. government budgets and cuts in government defense expenditures; our reliance on U.S. government contracts, and on a small number of contracts which account for a significant percentage of our revenues; reduced demand for products and services as a result of continued constraints on capital spending by customers; changes in relationships with, or the financial condition of, key customers or suppliers; our reliance on a limited number of third parties to manufacture and supply our products; increased competition; introduction of new technologies and other factors affecting the communications and defense industries generally; the effect of adverse regulatory changes on our ability to sell products and services; our level of indebtedness and ability to comply with applicable debt covenants; our involvement in litigation, including intellectual property claims and litigation to protect our proprietary technology; and our dependence on a limited number of key employees. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update or revise any forward-looking statements for any reason.

About Viasat

Viasat is a global communications company that believes everyone and everything in the world can be connected. For more than 30 years, Viasat has helped shape how consumers, businesses, governments and militaries around the world communicate. Today, the Company is developing the ultimate global communications network to power high-quality, secure, affordable, fast connections to impact people’s lives anywhere they are—on the ground, in the air or at sea. To learn more about Viasat, visit: www.viasat.com, go to Viasat’s Corporate Blog, or follow the Company on social media at: Facebook, Instagram, LinkedIn, Twitter or YouTube.

Use of Non-GAAP Financial Information

To supplement Viasat’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP), ViaSat uses non-GAAP net income (loss) attributable to Viasat Inc. and Adjusted EBITDA, measures Viasat believes are appropriate to enhance an overall understanding of Viasat’s past financial performance and prospects for the future. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the Company’s historical operating results. Further, these non-GAAP results are among the primary indicators that management uses as a basis for evaluating the operating performance of our segments, allocating resources to such segments, planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation of specific adjustments to GAAP results is provided in the tables below.

Copyright © 2018 Viasat, Inc. All rights reserved. Viasat is a registered trademark of Viasat, Inc. The Viasat logo is a trademark of Viasat, Inc. All other product or company names mentioned are used for identification purposes only and may be trademarks of their respective owners.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended
	June 30, 2018	June 30, 2017
Revenues:
Product revenues	$218,129	$166,118
Service revenues	220,740	213,926

Total revenues	438,869	380,044

Operating expenses:
Cost of product revenues	173,448	122,645
Cost of service revenues	171,432	137,851
Selling, general and administrative	112,642	89,173
Independent research and development	33,373	45,065
Amortization of acquired intangible assets	2,453	3,260

Loss from operations	(54,479)	(17,950)
Interest (expense) income, net	(11,288)	37

Loss before income taxes	(65,767)	(17,913)
Benefit from income taxes	29,205	9,180
Equity in income (loss) of unconsolidated affiliate, net	1,065	(513)

Net loss	(35,497)	(9,246)
Less: net loss attributable to noncontrolling interests, net of tax	(1,487)	(207)

Net loss attributable to Viasat Inc.	$(34,010)	$(9,039)

Diluted net loss per share attributable to Viasat Inc. common stockholders	$(0.57)	$(0.16)

Diluted common equivalent shares	59,208	57,842

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC. ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:
(In thousands, except per share data)	Three months ended
	June 30, 2018	June 30, 2017
GAAP net loss attributable to Viasat Inc.	$(34,010)	$(9,039)
Amortization of acquired intangible assets	2,453	3,260
Stock-based compensation expense	19,126	15,507
Income tax effect (1)	(5,045)	(7,217)

Non-GAAP net (loss) income attributable to Viasat Inc.	$(17,476)	$2,511

Non-GAAP diluted net (loss) income per share attributable to Viasat Inc. common stockholders	$(0.30)	$0.04

Diluted common equivalent shares	59,208	57,842

(1) The income tax effect is calculated using the tax rate applicable for the non-GAAP adjustments.

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO VIASAT INC. AND ADJUSTED EBITDA IS AS FOLLOWS:
(In thousands)	Three months ended
	June 30, 2018	June 30, 2017
GAAP net loss attributable to Viasat Inc.	$(34,010)	$(9,039)
Benefit from income taxes	(29,205)	(9,180)
Interest expense (income), net	11,288	(37)
Depreciation and amortization	77,797	63,935
Stock-based compensation expense	19,126	15,507

Adjusted EBITDA	$44,996	$61,186

AN ITEMIZED RECONCILIATION BETWEEN SEGMENT OPERATING PROFIT (LOSS) BEFORE CORPORATE AND AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS AND ADJUSTED EBITDA IS AS FOLLOWS:

(In thousands)

	Three months ended June 30, 2018				Three months ended June 30, 2017
	Satellite Services	Commercial Networks	Government Systems	Total	Satellite Services	Commercial Networks	Government Systems	Total
Segment operating (loss) profit before corporate and amortization of acquired intangible assets	$(29,936)	$(47,008)	$24,918	$(52,026)	$18,843	$(66,125)	$32,592	$(14,690)
Depreciation (2)	50,010	5,493	8,290	63,793	35,637	6,526	8,665	50,828
Stock-based compensation expense	5,293	7,106	6,727	19,126	3,632	5,971	5,904	15,507
Other amortization	6,909	1,667	2,975	11,551	4,044	3,588	2,215	9,847
Equity in income (loss) of unconsolidated affiliate, net	1,065	—	—	1,065	(513)	—	—	(513)
Noncontrolling interests	924	—	563	1,487	377	—	(170)	207

Adjusted EBITDA	$34,265	$(32,742)	$43,473	$44,996	$62,020	$(50,040)	$49,206	$61,186

(2)	Depreciation expenses not specifically recorded in a particular segment have been allocated based on other indirect allocable costs, which management believes is a reasonable method.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

Assets	As of June 30, 2018	As of March 31, 2018
Current assets:
Cash and cash equivalents	$54,789	$71,446
Accounts receivable, net	236,085	267,665
Inventories	220,018	196,307
Prepaid expenses and other current assets	102,977	77,135

Total current assets	613,869	612,553

Property, equipment and satellites, net	2,037,228	1,962,475
Other acquired intangible assets, net	28,558	31,862
Goodwill	122,455	121,085
Other assets	742,158	686,134

Total assets	$3,544,268	$3,414,109

Liabilities and Equity	As of June 30, 2018	As of March 31, 2018
Current liabilities:
Accounts payable	$149,548	$157,481
Accrued liabilities	252,312	263,676
Current portion of long-term debt	45,300	45,300

Total current liabilities	447,160	466,457
Senior notes	691,192	690,886
Other long-term debt	381,709	287,519
Other liabilities	132,260	121,240

Total liabilities	1,652,321	1,566,102

Total Viasat Inc. stockholders’ equity	1,882,446	1,837,166
Noncontrolling interest in subsidiaries	9,501	10,841

Total equity	1,891,947	1,848,007

Total liabilities and equity	$3,544,268	$3,414,109

# # #

Viasat, Inc. Contacts:

Chris Phillips, Corporate Communications and Public Relations, +1 760-476-2322, chris.phillips@viasat.com June Harrison, Investor Relations, +1 760-476-2633, IR@viasat.com